Exhibit 99.1

March 11, 2015

Citizens Financial Group Receives No Objection to 2015 Capital Plan

PROVIDENCE, R.I. – Citizens Financial Group (NYSE: CFG or “the Company”) today announced that the Board of Governors of the Federal Reserve (“Federal Reserve” or “The Fed”) has completed its review of the Company’s 2015 Capital Plan in connection with its Comprehensive Capital Analysis and Review (“CCAR”) of the nation’s largest bank holding companies and has not objected to the plan. The CCAR results follow the Federal Reserve’s March 5, 2015 publication of Dodd-Frank Act Stress Test (“DFAST”) results. In that test, across every category, CFG’s projected capital ratios ranked in the top quartile of the 31 largest bank holding companies under the hypothetical Supervisory Severely Adverse Stress scenario.

“I’m very pleased by today’s CCAR result, which represents the culmination of significant effort across the organization to improve our capital planning, stress-testing and risk management processes,” said Chairman and Chief Executive Officer Bruce Van Saun. “Citizens has made great strides over the past year in many areas, though we recognize that there is more to do. We will continue to stay focused on enhancing our capabilities going forward.”

Citizens’ 2015 Capital Plan was designed to ensure a strong capital position, provide adequate returns to its shareholders, and normalize its capital structure and includes a proposed quarterly dividend rate of $0.10 per share, or $0.40 per share on an annualized basis, for 2015, subject to consideration and approval by the Company’s Board of Directors. The plan also includes capital distributions of $500 million over the course of 2015 in the form of share repurchase transactions funded by preferred stock and subordinated debt issuances.

As published in today’s Federal Reserve disclosure, CFG’s CCAR results under the Federal Reserve hypothetical severely adverse economic scenario are as follows:

Actual 3Q 2014 and projected capital ratios through 4Q 2016

	Actual 3Q 2014	Minimum stressed ratios with adjusted planned capital actions		Minimum stressed ratios with adjusted planned capital actions
		4Q 2014	2015-2016	4Q 2014	2015-2016
Tier 1 common ratio	12.9%	12.1%	9.8%
Common equity tier 1 ratio	n/a	n/a	10.0	n/a
Tier 1 capital ratio	12.9	12.1	10.2
Total risk-based capital ratio	16.1	15.6	13.9
Tier 1 leverage ratio	10.9%	10.2%	8.2%

Note: These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of capital ratios. The table includes the minimum ratios assuming the capital actions originally submitted in January 2015 by the BHCs in their annual capital plans and the minimum ratios incorporating any adjustments to capital distributions made by BHCs after reviewing the Federal Reserve’s stress test projections and original planned capital distributions for those BHCs that did not make adjustments. The minimum capital ratios are for the period 2014:4Q to 2016:4Q and do not necessarily occur in the same quarter.

n/a: Not applicable.

Citizens Financial Group, Inc.

CFG also announced today the disclosure on its website of its company-run stress tests for CFG and its subsidiary, Citizens Bank, N.A. This disclosure is required under the Federal Reserve’s Stress Test Final Rule in accordance with the DFAST regulation (12 CFR Part 252) and is located on the following linked page: http://investor.citizensbank.com/about-us/investor-relations/financial-information/regulatory-filings-and-disclosures/.

The public disclosure of the Federal Reserve’s 2015 Comprehensive Capital Analysis and Review (CCAR) results for all participating bank holding companies is available on the Federal Reserve’s website.

About Citizens Financial Group, Inc.

Citizens Financial Group Inc. is one of the nation’s oldest and largest financial institutions, with $132.9 billion in assets as of December 31, 2014. Headquartered in Providence, Rhode Island, the company offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. Citizens Commercial Banking offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements about our future regulatory capital compliance, which will be an important factor in determining the extent to which we may pay common stock dividends and repurchase our common stock are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Citizens Financial Group, Inc.

We also caution that the amount and timing of any future common stock dividends or stock repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 3, 2015.

Media Relations:	Jim Hughes
781.751.5404 Jim.Hughes@citizensbank.com

Investor Relations:	Ellen A. Taylor
203.897.4240 Ellen.Taylor@citizensbank.com

CFG-IR